UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 7, 2007

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware		75-2880496
(State or other jurisdiction of	Commission	(IRS Employer
incorporation or organization)	File No.: 333-137046	Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                          Entry into a Definitive Material Contract.

Amendment to Credit Agreement

On February 7, 2007, Heeling Sports Limited (the “Company”), a wholly owned subsidiary of Heelys, Inc., entered into an Amendment to Credit Agreement (the “Amendment”) with JPMorgan Chase Bank, N.A. (the “Bank”), thereby amending the Credit Agreement dated August 20, 2004, as previously amended through August 28, 2006 (the “Original Agreement”) between the Company and the Bank. The Original Agreement, which provided the Company with a $25 million revolving line of credit, has been modified effective February 7, 2007 to (a) provide the Company with a $2 million revolving line of credit, (b) eliminate the 0.25% non-usage fee on the average daily unused portion of the line of credit and (c) eliminate other terms, including terms requiring the Company to provide to the Bank monthly reports regarding the Company’s inventory and accounts receivable.

The Amendment did not change the interest rate applicable to the indebtedness under the Company’s revolving line of credit which is a floating rate of interest based on either the prime rate quoted by the Bank or an adjusted LIBOR rate. No amount is currently outstanding under the line of credit; however, the line of credit does secure an irrevocable standby letter of credit in the amount of $50,000 in favor of the landlord for the Company’s corporate headquarters. The landlord may draw upon this letter of credit if the Company is in default under the lease. The letter of credit expires on March 1, 2008.

A copy of the Amendment has been attached to this Current Report on Form 8-K as Exhibit 10.1 and the terms thereof are incorporated herein by reference.

Item 9.01                                          Financial Statements and Exhibits.

(d)                     The following exhibit is filed pursuant to Item 1.01:

10.1                        Amendment to Credit Agreement dated February 7, 2007, by and between JPMorgan Chase Bank, N.A. and Heeling Sports Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date: February 12, 2007	By:	/s/ Michael G. Staffaroni
Michael G. Staffaroni
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Credit Agreement dated February 7, 2007, by and between JPMorgan Chase Bank, N.A. and Heeling Sports Limited